Exhibit 99.1

ICO, Inc. Announces Financial Results for
Second Quarter Ended March 31, 2008

HOUSTON, TEXAS, May 7, 2008 – ICO, Inc. (NASDAQ: ICOC), global producer of custom polymer powders and plastic film concentrates, today announced its results for the quarter ended March 31, 2008.

Second Quarter Highlights

•	Revenues of $112.1 million, an increase of $17.4 million or 18% from the prior year
•	Volume growth of 2% compared to the second quarter of fiscal 2007
•	Operating income of $8.6 million, up 26% year-over-year
•	Net income per share of $.18 fully diluted
•	Company announces relocation of New Jersey plant to Pennsylvania

Second Quarter 2008 vs. Second Quarter 2007

Revenues for the three months ended March 31, 2008 were $112.1 million, an increase of $17.4 million or 18% compared to the same quarter of the previous year.  The translation effect of stronger foreign currencies caused $8.5 million of the increase, while higher average selling prices and changes in product mix caused $4.6 million of the increase.  A 2% increase in volumes sold caused $4.3 million of the growth.

As a result of the increase in revenues, gross profit increased $1.9 million or 11% to $19.3 million.  The second quarter of fiscal year 2008 includes in impairment, restructuring and other costs (income) a net gain of $1.6 million as a result of an estimated insurance recovery related to the July 2007 fire that occurred in the Company’s New Jersey facility.  Operating income increased $1.8 million or 26% to $8.6 million.  Income tax expense increased $1.9 million due to the increase in pre tax income as well as a reversal of a valuation allowance in the prior year quarter of $1.4 million related to previously reserved deferred tax assets.  As a result, income from continuing operations decreased $0.5 million or 10% to $5.0 million, or $.18 per fully diluted share.  During the second quarter of fiscal year 2007, an after tax gain of $1.5 million was recognized in discontinued operations.  Consequently, net income decreased $2.0 million or 29% to $5.0 million.

Second Quarter 2008 vs. First Quarter 2008

Comparing the sequential quarterly results, revenues increased $1.3 million or 1%.  Volumes sold increased 2% which led to an increase in revenues of $6.5 million, which was partially offset by a change in product mix which reduced revenues by $6.1 million.  The translation effect of stronger foreign currencies increased revenues by $0.9 million.  Operating income increased $2.2 million or 33% in part due to the estimated insurance recovery during the quarter as our gross margins remained flat.  Net income increased $1.5 million or 42% as a result of the improvement in operating income.

“We just completed a quarter in which our operating income improved 26% year-over-year,” stated A. John Knapp, Jr., the Company’s President and CEO.  “Our European region performed very well for the Company by improving operating income 40%.  We also benefited in the quarter from the insurance recovery, of which a considerable portion related to compensation for business interruption expenses and lost profits as a result of the fire that occurred at our New Jersey facility in 2007.   During the last quarter, in North America our industry encountered economic headwinds and uncertainty regarding future resin price trends.  ICO is not immune to these factors.  However, our product diversity and our geographic diversity, including our exposure to growing foreign markets, give us confidence in our long-term business.”

Relocation of New Jersey Facility to Pennsylvania

The Company is pleased to announce that the New Jersey facility will be relocated to Allentown, Pennsylvania, approximately 35 miles west of its current location.  The Company expects to begin production in the new facility within the next 120 days and expects to have all production moved from New Jersey to Pennsylvania within the next twelve months.  The new facility in Pennsylvania will be state-of-the-art for the industry and will provide an upgrade to our capacity as well as increased operating efficiencies.

Balance Sheet and Liquidity

For the first six months of fiscal year 2008, shareholders’ equity increased $16.9 million or 19%, primarily as a result of year-to-date net earnings and the effect of stronger foreign currencies compared to the U.S. Dollar.  Our available borrowing capacity at March 31, 2008 was $57.0 million, an increase from December by $4.7 million.  In April 2008, we entered into an interest rate swap on our existing $11.7 million term loan that matures in 2011, essentially locking in our interest rate at 4.32%, subject to changes in the Company’s leverage ratio.  Additionally, in May 2008, we executed an amendment to our existing domestic credit facility extending the maturity of the credit facility by one year to October 2012, and increasing our borrowing capacity by $5.0 million.  During the second quarter, we generated cash flow from operating activities of $1.8 million.  Our capital expenditures were $4.6 million during the quarter.  Approximately $2.7 million of the $4.6 million of capital expenditures related to our facility relocation from New Jersey to Pennsylvania.

Conference Call on the Web

A live Internet broadcast of ICO, Inc.’s conference call regarding fiscal 2008 second quarter results can be accessed at 10:00 a.m. Central Standard Time on Thursday, May 8, 2008 at http://www.videonewswire.com/event.asp?id=47839, where the webcast replay will be accessible for ninety days.  The webcast replay will also be accessible on the Company’s website at www.icopolymers.com for a period of twelve months.  (Minimum requirements to listen to the broadcast are:  The Windows Media Player software, downloadable free from
http://www.microsoft.com/windows/windowsmedia/player/download/download.aspx and at least a 28.8Kbps connection to the Internet.)

Investors are invited to participate in the conference by dialing 847-413-3238, passcode 21304085.  A replay of the conference call will be available by dialing 630-652-3044, passcode 21304085.

About ICO, Inc.

With 19 locations in 10 countries, ICO produces custom polymer powders for rotational molding and other polymer related businesses, such as the textile, metal coating and masterbatch markets. ICO remains an industry leader in size reduction, compounding and other tolling services for plastic and non-plastic materials. ICO's Bayshore Industrial subsidiary produces specialty compounds, concentrates and additives primarily for the plastic film industry.  Additional information about ICO, Inc. can be found on the Company’s website at www.icopolymers.com.   Contact:  CFO – Brad Leuschner at 713-351-4100.

This press release contains forward-looking statements, which are not statements of historical facts and involve certain risks, uncertainties and assumptions. These include, but are not limited to, restrictions imposed by the Company’s outstanding indebtedness, changes in the cost and availability of resins (polymers) and other raw materials, demand for the Company's services and products, business cycles and other industry conditions, international risks, operational risks, currency translation risks, the Company’s lack of asset diversification, the Company’s ability to manage global inventory, develop technology and proprietary know-how, and attract and retain key personnel, as well as other factors detailed in the Company's form 10-K for the fiscal year ended September 30, 2007 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

ICO, Inc.
Consolidated Statement of Operations
(Unaudited and in thousands, except per share data and percentages)

	Three Months Ended			Six Months Ended
	March 31,		December 31,	March 31,
	2008	2007	2007	2008	2007
Product Sales	$102,120	$84,893	$101,188	$203,308	$162,480
Toll Services	10,006	9,826	9,677	19,683	18,500
Total Revenues	112,126	94,719	110,865	222,991	180,980
Cost of sales and services (exclusive of depreciation shown
separately below)	92,838	77,371	91,773	184,611	149,140
Gross Profit (1)	19,288	17,348	19,092	38,380	31,840
Selling, general and administrative expense	10,387	9,274	10,603	20,990	17,713
Depreciation and amortization	1,853	1,855	1,795	3,648	3,611
Impairment, restructuring and other costs (income)	(1,598)	(654)	198	(1,400)	(654)
Operating income	8,646	6,873	6,496	15,142	11,170
Other income (expense):
Interest expense, net	(1,096)	(838)	(1,023)	(2,119)	(1,502)
Other income (expense)	(68)	88	(133)	(201)	(167)
Income from continuing operations before income taxes	7,482	6,123	5,340	12,822	9,501
Provision for income taxes	2,489	601	1,814	4,303	1,419
Income from continuing operations	4,993	5,522	3,526	8,519	8,082
Income (loss) from discontinued operations, net of income taxes	-	1,475	(16)	(16)	1,439
Net income	$4,993	$6,997	$3,510	$8,503	$9,521
Preferred Stock dividends	-	(82)	(1)	(1)	(390)
Net gain on redemption of Preferred Stock	-	-	-	-	6,023
Net income applicable to Common Stock	$4,993	$6,915	$3,509	$8,502	$15,154

Basic income from continuing operations per common share	$0.18	$0.21	$0.13	$0.31	$0.53
Basic net income per common share	$0.18	$0.27	$0.13	$0.31	$0.59

Diluted income from continuing operations per common share	$0.18	$0.20	$0.13	$0.30	$0.29
Diluted net income per common share	$0.18	$0.26	$0.13	$0.30	$0.34

Basic weighted average shares outstanding	27,263,000	25,907,000	26,914,000	27,088,000	25,874,000
Diluted weighted average shares outstanding	27,949,000	27,329,000	27,873,000	27,978,000	27,508,000

Gross Margin (2)	17.2%	18.3%	17.2%	17.2%	17.6%

(1) Calculated as Total Revenues minus Cost of Sales and Services, exclusive of Depreciation Expense.
(2) Calculated as Gross Profit divided by Total Revenues.

ICO, Inc.
Consolidated Balance Sheet
(Unaudited and in thousands, except share data and ratios)

	March 31,	September 30,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$3,403	$8,561
Trade receivables	86,982	95,142
Inventories	74,934	60,420
Deferred income taxes	1,674	1,778
Prepaid and other current assets	9,065	9,924
Total current assets	176,058	175,825

Property, plant and equipment, net	62,838	57,396
Goodwill	9,414	9,228
Other assets	3,501	3,768
Total assets	$251,811	$246,217

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings under credit facilities	$26,421	$16,133
Current portion of long-term debt	16,137	11,611
Accounts payable	47,057	66,906
Accrued salaries and wages	6,265	7,313
Other current liabilities	14,011	16,004
Total current liabilities	109,891	117,967

Long-term debt, net of current portion	25,931	29,605
Deferred income taxes	4,750	4,820
Other long-term liabilities	3,326	2,783
Total liabilities	143,898	155,175

Commitments and contingencies	-	-
Stockholders' equity:
Convertible exchangeable preferred stock	-	2
Undesignated preferred stock	-	-
Common stock	54,159	47,659
Additional paid-in capital	71,957	74,920
Accumulated other comprehensive income	10,249	5,416
Accumulated deficit	(28,452)	(36,955)
Total stockholders' equity	107,913	91,042
Total liabilities and stockholders' equity	$251,811	$246,217

OTHER BALANCE SHEET DATA
Working capital	$66,167	$57,858
Current ratio	1.6	1.5
Total debt	$68,489	$57,349
Debt-to-capitalization	38.8%	38.6%

ICO, Inc.
Supplemental Segment Information
(Unaudited and in thousands, except percentages)

Revenues
Three Months Ended March 31:	2008	% of Total	2007	% of Total	Change	%
ICO Europe	$54,181	48%	$42,114	44%	$12,067	29%
Bayshore Industrial	20,742	18%	19,901	21%	841	4%
ICO Asia Pacific	19,627	18%	18,483	20%	1,144	6%
ICO Polymers North America	12,559	11%	10,797	11%	1,762	16%
ICO Brazil	5,017	5%	3,424	4%	1,593	47%
Consolidated	$112,126	100%	$94,719	100%	$17,407	18%

Six Months Ended March 31:	2008	% of Total	2007	% of Total	Change	%
ICO Europe	$100,494	45%	$76,381	42%	$24,113	32%
Bayshore Industrial	52,519	24%	43,781	24%	8,738	20%
ICO Asia Pacific	37,572	17%	34,096	19%	3,476	10%
ICO Polymers North America	22,890	10%	20,403	11%	2,487	12%
ICO Brazil	9,516	4%	6,319	4%	3,197	51%
Consolidated	$222,991	100%	$180,980	100%	$42,011	23%

Operating income (loss)
Three Months Ended March 31:	2008	2007	Change
ICO Europe	$3,520	$2,508	$1,012
Bayshore Industrial	2,782	3,023	(241)
ICO Asia Pacific	761	1,128	(367)
ICO Polymers North America	2,937	1,752	1,185
ICO Brazil	192	127	65
Total Operations	10,192	8,538	1,654
Unallocated General Corporate Expense	(1,546)	(1,665)	119
Consolidated	$8,646	$6,873	$1,773

Six Months Ended March 31:	2008	2007	Change
ICO Europe	$6,518	$3,183	$3,335
Bayshore Industrial	6,710	6,313	397
ICO Asia Pacific	1,623	1,846	(223)
ICO Polymers North America	3,383	2,760	623
ICO Brazil	329	204	125
Total Operations	18,563	14,306	4,257
Unallocated General Corporate Expense	(3,421)	(3,136)	(285)
Consolidated	$15,142	$11,170	$3,972

Operating income (loss) as a percentage of revenues	Three Months Ended			Six Months Ended
	March 31,			March 31,
	2008	2007	Change	2008	2007	Change
ICO Europe	6%	6%	0%	6%	4%	2%
Bayshore Industrial	13%	15%	(2%)	13%	14%	(1%)
ICO Asia Pacific	4%	6%	(2%)	4%	5%	(1%)
ICO Polymers North America	23%	16%	7%	15%	14%	1%
ICO Brazil	4%	4%	0%	3%	3%	0%
Consolidated	8%	7%	1%	7%	6%	1%

ICO, Inc.
Supplemental Segment Information (cont'd.)
(Unaudited and in thousands, except percentages)

Revenues
	Three Months Ended
	March 31,		December 31,
	2008	% of Total	2007	% of Total	Change	%
ICO Europe	$54,181	48%	$46,313	42%	$7,868	17%
Bayshore Industrial	20,742	18%	31,777	29%	(11,035)	(35%	)
ICO Asia Pacific	19,627	18%	17,945	16%	1,682	9%
ICO Polymers North America	12,559	11%	10,331	9%	2,228	22%
ICO Brazil	5,017	5%	4,499	4%	518	12%
Consolidated	$112,126	100%	$110,865	100%	$1,261	1%

Operating income (loss)
	Three Months Ended
	March 31,	December 31,
	2008	2007	Change
ICO Europe	$3,520	$2,998	$522
Bayshore Industrial	2,782	3,928	(1,146)
ICO Asia Pacific	761	862	(101)
ICO Polymers North America	2,937	446	2,491
ICO Brazil	192	137	55
Total Operations	10,192	8,371	1,821
Unallocated General Corporate Expense	(1,546)	(1,875)	329
Consolidated	$8,646	$6,496	$2,150

Operating income (loss) as a percentage of revenues	Three Months Ended
	March 31,	December 31,
	2008	2007	Change
ICO Europe	6%	6%	0%
Bayshore Industrial	13%	12%	1%
ICO Asia Pacific	4%	5%	(1% )
ICO Polymers North America	23%	4%	19%
ICO Brazil	4%	3%	1%
Consolidated	8%	6%	2%